Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is knowingly and voluntarily entered into on October 31, 2021 by and between MARIZYME, Inc., a Nevada corporation (“MARIZYME or the “Company”), and David Barthel (“Employee”). The term “Company” includes MARIZYME and any of its predecessors, successors, affiliates, related entities and/or subsidiaries. Company and Employee are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties agree that it is in their mutual best interests, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to enter into this Agreement; and

WHEREAS, the Company agrees to employ Employee, and Employee agrees to be employed by the Company, under the terms of this Agreement;

WHEREAS, the Parties expressly acknowledge that Employee’s employment may include inventing, discovering, initiating, or contributing to the Confidential Information or Inventions (as defined below) of the Company, and Employee expressly acknowledges that such Confidential Information or Inventions are valuable assets of MARIZYME and that MARIZYME has a legitimate interest in protecting itself from disclosure or misappropriation of such information and Inventions.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the foregoing premises and of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. DUTIES

Employee will be employed on a full time and exclusive basis, as the Company’s Chief Executive Officer (CEO).1 Employee shall perform the duties and responsibilities customarily associated with his position, and as otherwise reasonably designated by the Company, including, but not limited to, attending senior staff meetings. A general summary of Employee’s duties is set forth in Exhibit A.

Employee shall report directly to the Board of Directors.

1 Any outside business activities that Employee engages in must be approved, in writing, by the Company. A violation of this provision shall be considered cause for termination.

2. TERM OF EMPLOYMENT AND TERMINATION

Subject to the conditions set forth in this Paragraph 2 of the Agreement, Employee’s employment under this Agreement shall commence upon execution of this Agreement by the Parties.

In the event that Employee engages in gross negligence, fraud, embezzlement, repeated insubordination, acts of violence, self-dealing of any kind, breach of confidentiality, material dishonesty, material breach of this Agreement or the Company’s policies or procedures, or is charged by a government agency with a felony or a crime of dishonesty or moral turpitude (“Cause”), as determined by the Company in its sole discretion, then Employee’s employment with the Company shall be immediately terminated for Cause and the Company shall not be required to make any further payments, including without limitation, any compensation to Employee after the termination date, other than those wages already earned through the termination date. With respect to finding Cause solely based on an asserted material breach of this Agreement, Employee shall be given written notice of such breach and an opportunity to correct such breach within fifteen (15) days of such notice. To clarify, a termination of Employee for poor performance is a termination without Cause.

Additionally, Employee agrees to the following: employment with the Company is contingent upon (i) Employee’s agreement to protect the Company’s confidential business and other information, as set forth in more detail below; (ii) Employee’s agreement to abide by and participate in required training when available on the Company’s applicable policies and procedures, employee handbook, legal regulations, and certification requirements, including, without limitation, formal policies and training on prevention of discrimination and harassment in the workplace; and (iii) Employee’s agreement to abide by the Company’s policies and procedures, as they may be amended from time to time.

3. AT-WILL STATUS

By signing this Agreement, the Employee understands and acknowledges that Employee’s employment is “at-will” and that this Agreement does not constitute any type of guarantee of employment or continued employment. As an at-will employee, Employee or MARIZYME may terminate Employee’s employment relationship with MARIZYME at any time, with or without cause.

4. COMPENSATION

a)	Base Salary. Employee shall receive a fixed gross salary of THREE HUNDRED FIFTY THOUSAND and 00/100 Dollars ($350,000.00) per year less standard payroll deductions and subject to applicable taxes and withholdings (“Base Salary”). Employee’s Base Salary shall be paid in accordance with the Company’s standard payroll practices from time to time, but the Company agrees that the Base Salary will be paid no later than every thirty (30) day period. Employee shall not be eligible and/or entitled to any overtime payment as Employee is an exempt employee pursuant to the FLSA.

b)	Separation Payment for Without Cause Termination. (i) Through October 31, 2022, if Company terminates Employee’s employment with the Company without Cause, as defined in paragraph 2 above, and if Employee executes a full release in favor of the Company (in a form acceptable to the Company, which shall include non-competition, non- solicitation, and non-disparagement provisions), the Company shall only pay Employee the total sum equal to six (6) months of Base Salary. Any payment under this sub- paragraph will be made in six (6) monthly installments in accordance with the Company’s usual payroll practices and will be subject to payroll deductions and tax withholdings in accordance with the Company’s usual payroll practices as required by law. (ii) Beginning November 1, 2022 and thereafter, if Company terminates Employee’s employment with the Company without Cause, as defined in paragraph 2 above, and if Employee executes a full release in favor of the Company (in a form acceptable to the Company, which shall include non-competition, non-solicitation, and non-disparagement provisions), the Company shall only pay Employee the total sum equal to twelve (12) months of Base Salary. Any payment under this sub-paragraph will be made in twelve (12) monthly installments in accordance with the Company’s usual payroll practices and will be subject to payroll deductions and tax withholdings in accordance with the Company’s usual payroll practices as required by law. The provisions set forth in this paragraph 4(b) shall be enforceable against the Company and any successor entity, even in the event of a merger, consolidation or similar transaction.

In the event of a termination without cause, no other compensation will be payable to Employee, other than those wages already earned prior to the notice of termination, unless otherwise agreed to in writing by the Company. In the event of a termination with cause, or in the event of a resignation by Employee, Employee is not entitled to any separation payment or any other post-termination severance. To clarify, regardless of the reasons for the resignation, Employee shall not receive separation pay or post-termination severance in the event of a resignation.

5. EQUITY, OPTIONS AND BENEFITS

Employee will be eligible to receive certain equity in the form of incentive stock options (“ISOs”) of the Company based upon the attainment of certain metrics. They are as follows:

Nasdaq Listing – 100,000 ISOs

FDA Approval of Duragraft – 75,000 ISOs

FDA Approval of Matloc 1 – 75,000 ISOs

Material 3rd Party Partnerships for Duragraft – 50,000 ISOs

Material 3rd Party Partnerships for Matloc 1 – 50,000 ISOs

The term “Material” to be defined by Company and Employee in a subsequent memorandum to be negotiated in good faith. In the event such metrics are not met in a timely fashion, Employee shall forfeit his right to such ISOs.

In addition to the ISOs listed above, Employee will receive an additional 400,000 ISOs upon execution of this Agreement at the agreed upon fair market price of $2.25. All ISOs listed above will have 10% vest upon grant and the balance will vest quarterly over a three (3) year period in equal installments.

Employee acknowledges that he must be employed with the Company in good standing at the time any such ISOs are awarded per the milestones set forth above. In the event that Employee is terminated prior to any milestone being achieved, Employee shall forfeit his right to receive such ISOs.

Employee will also be eligible to receive benefits generally provided to all other employees of the Company. The Company shall pay Employee $3,000 per month to cover healthcare and related expenses. Such monthly payment shall begin in November 2021 and continue during Employee’s employment with the Company. Employee agrees that he has been informed of the benefits currently provided by the Company. Company may change or discontinue some or all benefits at any time.

6. HOLIDAYS AND VACATION

In addition to Company’s observed US holidays, Employee will be eligible to receive five (5) weeks of paid leave (vacation time) for each year of employment (“Paid Leave”). Paid Leave must be exercised within the year it is accrued, or it shall be forfeited. Requests by Employee for Paid Leave shall be reviewed by the Company in good faith and in a reasonable manner, and the Company shall not unreasonably deny Employee to ability to take Paid Leave in a given year. Employee may not carry over unused Paid Leave to the following year. Upon termination of Employee’s employment for any reason, Employee shall not be entitled to receive a pay-out for any Paid Leave that has not been utilized.

7. INTELLECTUAL PROPERTY

Employee irrevocably acknowledges and agrees that any and all legal and/or beneficial rights, titles and/or interests in and to any and all materials authored, originated, created, developed, and/or produced by Employee during the term of his employment with the Company and/or in connection with the Employee’s employment with the Company, including, but not limited to, any and all intellectual property, shall belong to and vest solely in the Company to the fullest extent permitted by law.

For the purposes of this Agreement, intellectual property includes, but is not limited to, any and all copyrights, trademarks, patents, mask work rights and/or other intellectual property as that term is commonly used, as well as any and all other rights of any nature whatsoever, howsoever arising and in all forms of media, whether or not registered, including, but not limited to, rights in confidential information.

8. DATA PROCESSING AND E-MAIL/INTERNET MONITORING

By signing this Agreement, Employee consents to the Company processing her Personal Data during the term of Employee’s employment hereunder, when and where reasonably necessary for employment purposes. For the purposes of this clause, the following words and expressions shall have the following meanings:

(a)	“Personal Data” means any data which relates to Employee that enables identification of that Employee, and also includes any expression of opinion about Employee, and any indications of intention of the Company or a third party concerning Employee; and

(b)	“Processing” means obtaining, recording, or holding data, and includes organizing adapting, or altering data, disclosing data by transmission, otherwise making data available within the scope of the applicable laws of Florida from time to time, or destroying the data.

The Company reserves the right to monitor and/or view, all data sent or received electronically by Employee, whether internally or externally, and all internet sites accessed by Employee while using computer equipment or other property owned by the Company, regardless of whether such data and/or sites relate to the business of the Company or otherwise. Employee shall abide by the terms of the Company’s email and internet policy as set forth in the Employee Handbook. Notwithstanding, the Company agrees that it will presently cease any daily monitoring or surveillance of Employee’s emails upon execution of this Agreement.

9. PREVENTION OF UNFAIR COMPETITION AND SOLICITATION

a)	Non-Competition. Upon termination of the Employee’s at-will employment for any reason whatsoever, Employee shall not, directly or indirectly, on his own behalf or on behalf of any other person, company, or association, whether as an employee, director, or in any other capacity, for a period of eighteen (18) consecutive months beginning on the date of notice of such termination, canvass, solicit, transact, or enter into an agreement with any person, company, or association for the benefit of himself, another person, or business that is in competition with the Company, directly or indirectly, with respect to the products or services sold, distributed, marketed, or otherwise utilized in any manner by the Company in any state where the Company conducts its business in the United States. Currently, the only products sold, distributed, and marketed by the Company are DuraGraft and Somaceutica.

b)	Non-Solicitation. Upon termination of the Employee’s at-will employment for any reason whatsoever, Employee shall not, directly or indirectly, on his own behalf or on behalf of any other person, company, or association, whether as an employee, director, or in any other capacity, for a period of eighteen (18) consecutive months beginning on the date of notice of such termination:

i.	solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, text, fax, or instant message), or attempt to contact or meet with any client, vendor, or business partner of the Company for the purpose of offering or attempting to offer any service, product or other application which is the same as or substantially similar to the services, products, research and development activities or other applications offered or in the process of being offered or in the process of being developed by MARIZYME or to induce any client, vendor, or business partner of the Company to reduce, eliminate, or modify the level or magnitude of business with the Company. For purposes of this Agreement, the term “client” shall mean any person, firm, corporation, or entity for whom the Company provided any services of any kind within two (2) years prior to the Employee’s termination.

ii.	solicit, hire, recruit, or induce or attempt to solicit, hire, recruit, or induce any officer, director, employee, or agent of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and such individuals; or knowingly hire, recruit, employ, or otherwise compensate any person who was an officer, director, employee, or agent of the Company at any time within six (6) months prior to notice of Employee’s termination, regardless of geographical location; or

iii.	otherwise interfere with the business or accounts of the Company, its subsidiaries and/or affiliates.

c)	Non-Association & Non-Disparagement. Upon termination of Employee’s at-will employment, Employee shall not: (i) represent to any person, firm, company or association, or otherwise lead them to believe that Employee is still employed by the Company or is in any way connected with or otherwise associated with the Company; or (ii) make any derogatory or untrue remarks about the Company, any and all of its employees, officers, customers, services or products. This Section pertains to all forms of communication by Employee including, but not limited to, social media, any form of blogging, video/audio casts, industry related chat boards, and forms of digital communications that may not presently exist at the time this Agreement is executed. Notwithstanding the foregoing, this Agreement does not prohibit the Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction.

10. CONFIDENTIAL INFORMATION

(a)	The Employee acknowledges that in connection with his/her employment with the Company, the Employee will be given access to certain confidential and proprietary information relating to the Company, its business operations, and its clients. As a condition of the Employee’s employment and/or continued employment with the Company, Employee agrees to maintain the confidentiality of all Confidential Documents, Confidential Information and Work Product (as those terms are defined below) relating to the Company, its business operations, and its clients. Except as specifically authorized by MARIZYME, Employee shall not, directly or indirectly, during or after the term of Employee’s employment by MARIZYME use, disseminate, disclose, lecture on, or publish articles concerning any Confidential Information. Employee further agrees that this duty of confidentiality includes all Confidential Documents and Confidential Information received from the time Employee started working at MARIZYME, whether or not, such Confidential Documents and Confidential Information were received prior to the signing of the Agreement.

i.	“Confidential Documents” shall mean and include all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models, or any photographic or other tangible materials containing Confidential Information (as hereinafter defined), whether created by the Company, its clients, the Employee or any other party, and all copies, excerpts and summaries thereof which shall come into the custody or possession of the Employee.

ii.	“Confidential Information” shall mean and include all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company, its clients and its business and operations, including, without limitation, any plans, products, processes, services, information relating to organisms, parts of organisms, compounds, testing apparatus, devices, prototypes and models, any other information relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, sales, merchandising, financial and securities information, trade secrets or know how, computer software programs, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), any operational and management guidelines, any corporate and commercial policies, any cost, pricing or other financial data or projections, client lists, the identity and background of any client and any other information which is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party or any other information that the Company shall, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure.

Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was known by the Employee before disclosure by or on behalf of the Company, (ii) becomes available to the Employee from a source other than the Company that is not bound by a duty of confidentiality to the Company, (iii) becomes generally available or known in the industry other than as a result of its disclosure by the Employee, or (iv) has been independently developed by the Employee and may be disclosed by the Employee without breach of this Agreement, provided, in each case, that the Employee shall bear the burden of demonstrating that the information falls under one of the above-described narrow exceptions.

iii.	“Work Product” shall mean and include any and all products, designs, works, discoveries, Inventions and improvements and other results of the Employee’s employment with the Company that may be conceived, developed, produced, prepared, created or contributed to (whether at the Company’s premises or elsewhere) by the Employee, acting alone or with others, during the period of his/her employment by the Company (or at any time after the termination of the Employee’s employment by the Company if derived from, based upon or relating to any Confidential Information).

(b)	Ownership and Implied Rights. The Employee acknowledges that all Confidential Information and Confidential Documents are and shall remain the exclusive property of the Company and nothing in this Agreement or any document relating to the Employee’s employment with the Company or any course of conduct between the Company and the Employee shall be deemed to grant the Employee any rights in or to all or any portion of the Confidential Information or Confidential Documents.

(c)	Use and Disclosure. The Employee agrees that at all times during and after his/her employment with the Company, the Employee shall: (i) hold the Confidential Information and Confidential Documents in confidence and refrain from disclosing the Confidential Information or transmitting any Confidential Documents to any other party; (ii) use the Confidential Information solely in connection with his/her employment with the Company and for no other purpose; (iii) take all precautions necessary to ensure that the Confidential Information and Confidential Documents shall not be, nor be permitted to be, shown, used, copied or disclosed to third parties, without the prior written consent of the Company, and (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information and Confidential Documents.

(d)	Return of Confidential Documents. The Employee shall immediately return all Confidential Documents to the Company (without retaining any copies, extracts or other reproductions in whole or in part thereof) upon the earlier of a request by the Company or termination of the Employee’s employment with the Company. Upon termination of this Agreement, Employee shall also certify in writing that such all Confidential Documents and Confidential Information in Employee’s possession was returned or, if in electronic form, destroyed.

(e)	Ordered Disclosure. In the event that the Employee is ordered to disclose any Confidential Information or Confidential Documents, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company with prompt written notice of such request or order so that the Company may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure, the Employee shall disclose only that portion of the Confidential Information or Confidential Documents that the Employee is ordered by a judge to disclose.

(f)	Employment. The only information that the Employee may disclose concerning his/her employment with the Company is his/her position, length of employment, compensation, background, training and continuing education, type of work he/she performed, the type of client’s he/she served and the names of the executives as references.

11. ASSIGNMENT OF INVENTIONS

Employee agrees to disclose to MARIZYME any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentations, trade secrets, technical data and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by Employee, under Employee’s direction or jointly with others during any period that Employee employed or engaged by MARIZYME whether or not during MARIZYME’s normal working hours or on the premises of MARIZYME which relate, directly or indirectly, to the business of MARIZYME and arise out of Employee’s employment with MARIZYME (collectively, “Inventions”).

Employee hereby assigns to MARIZYME all of my right, title and interest to the Inventions and any and all patent rights, copyrights and applications and registrations therefor. During and after Employee’s employment, Employee shall cooperate with MARIZYME at the Company’s expense, in obtaining proprietary protection for the Inventions and Employee shall execute all documents which MARIZYME shall reasonably request to perfect MARIZYME’s rights in the Inventions. The Employee acknowledges that there will be no withholding of cooperation under any circumstances to this Section. Such cooperation is paramount to the success of MARIZYME. If the Employee withholds such cooperation, MARIZYME, may take legal action to effect cooperation of the Employee as it pertains to this Section.

Employee acknowledges that all original works of authorship made by Employee within the scope of Employee’s employment that are protectable by copyright are intended to be “works made for hire”, as that term is defined by Section 1-1 of the United States Copyright Act of 1976 (the “Act”) and shall be the property of MARIZYME. Employee shall without further consideration, assign to MARIZYME all of Employee’s right, title and interest in such copyrightable work and will cooperate with MARIZYME and its designees, at MARIZYME’s expense, to secure, maintain and defend for MARIZYME’s benefit copyrights and any extensions and renewals thereof on any and all such work. Employee waives all rights to publicity and claims to moral rights in any Inventions.

Employee shall not assert any rights under any Inventions, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by Employee prior Employee’s employment by MARIZYME except as disclosed in writing by Employee prior to the execution of this Agreement.

Employee agrees, upon request of MARIZYME, at all times to do such acts, such as giving testimony in support of Employee’s inventorship, and to execute and deliver promptly to MARIZYME such papers, instruments, and documents as from time to time may be necessary or useful in MARIZYME’s opinion to apply for, secure, maintain, reissue, extend, or defend MARIZYME’ s worldwide rights in the Inventions or in any or all United States letters patent and in any and all letters patent in any country foreign to the United States, so as to secure to MARIZYME the full benefits of the Inventions or discoveries.

Employee warrants and represents to MARIZYME that Employee is not subject to any agreement inconsistent with the Agreement regarding Inventions set forth herein. Employee agrees not to conduct any research or other work subject to this Agreement other than at MARIZYME’s facilities and further agrees not to use any research facilities, materials, or personnel of any university or other entity not rented, leased, or otherwise hired by MARIZYME in connection with such work.

12. SHOP RIGHT

Notwithstanding any provision of this Agreement creating greater rights, MARIZYME shall have the royalty-free right to use in its business, and to make, have made, use, sell, offer for sale, and import products, processes, and services derived from any Inventions, discoveries, concepts, and ideas, whether or not patentable, including but not limited to processes, methods, formulae, techniques, and biotechnology products, as well as improvements thereof and know-how related thereto, that are not Inventions as defined herein, but that are made or conceived by Employee during Employee’s employment by MARIZYME or with the use or assistance of MARIZYME’s facilities, materials, or personnel.

13. SURVIVAL

The provisions of Paragraphs 7, 9, 10, 11, and 12 shall survive the termination of this Agreement and Employee’s employment with the Company for any reason and are expressly intended to benefit and be enforceable by any affiliates, successors or related entities of the Company, who are express third party beneficiaries hereof.

14. REMEDIES UPON BREACH

The Employee acknowledges that his/her services hereunder are of a special and unique character which places him/her in a position of trust and confidence with the Confidential Information and Confidential Documents and employees of the Company, and that the Confidential Information and Confidential Documents are of a special and unique character that give them a peculiar value, and, as a result, any breach or threatened breach of his/her obligations under this Agreement may cause the Company great and irreparable injury and harm that cannot be adequately compensated by payment of damages in an action at law. Accordingly, the Company shall be entitled to the remedies of temporary and/or permanent injunction, specific performance and other equitable relief to redress any breach, or to prevent any threatened breach (and the Company shall not be required to post any bond or prove special damages). Nothing contained in this Agreement shall, however, be construed as a waiver by the Company of any other right, including, without limitation, the Company’s right to damages.

15. APPLICABLE LAW, ARBITRATION

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to principles of conflict of laws. Except in the event that injunctive or other equitable relief is sought by MARIZYME to enforce the terms and conditions of this Agreement (for which MARIZYME may proceed in any court of competent jurisdiction), ANY DISPUTE OR CONTROVERSY ARISING FROM OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH MARIZYME (THE “COVERED CLAIMS”) WILL BE DECIDED BY ARBITRATION, BY THE AMERICAN ARBITRATION ASSOCIATION AND IN ACCORDANCE WITH THEN CURRENT RULES AND REGULATIONS OF THAT ASSOCIATION. Arbitration proceedings will be conducted in the utmost secrecy, and in such case, all documents, testimony, and records will be received, heard, and maintained by the arbitrators in secrecy, available for inspection only by MARIZYME or by Employee and by the Parties’ respective attorneys and experts who will agree, in advance and in writing, to receive all such information confidentially and to maintain the secrecy of such information until such information becomes generally known.

Employee and MARIZYME expressly intend and agree that all Covered Claims must be arbitrated on an individual basis only and that no arbitration can be brought by either the Employee or MARIZYME as a class and/or on a collective, consolidated or representative basis. Employee and MARIZYME expressly and mutually agree that the arbitrator shall not have any authority to grant relief and/or hear Covered Claims on a class, collective, consolidated or representative basis. Exclusive venue for any arbitration proceeding shall be in Palm Beach County, Florida.

16. ATTORNEYS’ FEES

The prevailing Party in any litigation or dispute arising out of this Agreement shall be entitled to recovery from the other Party its reasonable attorneys’ fees and costs.

17. ENTIRE AGREEMENT; MISCELLANEOUS

The Parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied on any representation or statement made by the other Party or by any of the Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement other than those specifically stated in this written Agreement. This Agreement contains the entire agreement of the Parties with regard to the arrangements between the Parties and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. No modification or amendment of any provision of this Agreement shall be effective unless made in a written instrument, duly executed by all of the Parties to be bound thereby, which refers specifically to this Agreement and states that an amendment or modification is being made in the respects set forth in such instrument. Notice under this Agreement may be provided via email and/or overnight mail. Employee shall withdraw her pending charge with the EEOC upon execution of this Agreement.

18. OPPORTUNITY TO REVIEW

The Parties represent and agree that they have had the opportunity to discuss this Agreement with their attorney(s) and/or have thoroughly discussed all aspects of this Agreement with their attorney(s), have carefully read and fully understand all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

19. HEADINGS

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

20. WAIVER

(a)	Any failure on the part of the Company to insist upon the performance of the terms of this Agreement or any part hereof shall not constitute a waiver of any right under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right.

(b)	In consideration for execution of this Agreement and employment with the Company, Employee does hereby forever release, cancel, forgive and forever discharge Company and its predecessors, subsidiaries, affiliates, divisions, successors and assigns, and all of their officers, directors, agents, attorneys, insurers, servants and employees (collectively, the “Released Parties”) from all actions, claims, demands, threats, suits, proceedings, damages, obligations, liabilities, controversies and executions (collectively, “Claims”), of any kind or nature whatsoever, in law or in equity, under common law or pursuant to a statute, arising out of or in connection Employee’s employment with the Company that accrued prior to execution of this Agreement, including, but not limited to, claims for harassment, discrimination, or any other cause of action, which Employee ever had, now has, or hereafter can, shall or may have against all or any of the Released Parties, known or unknown, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the date of this Agreement. As a material term of this Agreement, Employee shall withdraw any and all charges or complaints asserted against the Company promptly upon execution of this Agreement. For the avoidance of all doubt, the Company denies that it has violated any law, or injured or wronged Employee in any way. This Agreement is not and shall not in any way be construed for any purpose as an admission by the Company of any liability or wrongdoing. This Agreement shall also not be admissible in a court of law for any purpose.

21. ASSIGNMENT

This Agreement shall be binding on and inure to the benefit of the parties and their successors and permitted assigns. The Company may assign its rights and obligations under this Agreement to any of its successors and assigns without the consent of the Employee. The Employee may not assign any of his/her rights or obligations under this Agreement.

for any purpose as an admission by the Company of any liability or wrongdoing. This Agreement shall also not be admissible in a court of law for any purpose.

21. ASSIGNMENT

This Agreement shall be binding on and inure to the benefit of the parties and their successors and permitted assigns. The Company may assign its rights and obligations under this Agreement to any of its successors and assigns without the consent of the Employee. The Employee may not assign any of his/her rights or obligations under this Agreement.

22. SEVERABILITY

Employee agrees that the covenants included in this Agreement arc, taken as a whole.. reasonable in their duration and scope and necessary to protect the business of the Company, and it is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fulJest extent pennissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Should any provision of this Agreement be declared or be detennined by any court of competent jurisdiction to be illegal, invalid, unethical or unenforceable, the legality, validity and enforceability of the remaining parts, tenns, or provisions shall not be affected thereby, and said illegal, unenforceable, unethical, or invalid part, term, or provision shall be deemed modified so as to be enforceable and, if not subject to modification, then eliminated from this Agreement for the purpose of those proceedings to the extent necessary to pennit the remaining covenants to be fully enforced.

IN WITNESS WHEREOF, the parties have voluntarily executed this Agreement on the day and year first above written.

BY:	MARIZYME, Inc.

NAME:	Dr. V. Dhaduk	NAME:	David Barthel

	/s/ V. Dhaduk		/s/ David Barthel
TITLE:	Chairman of the Board	DATE:	11/10/21
DATE:	11/10/21

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